Exhibit 10.16

FIRST AMENDMENT TO THE

STOCK PURCHASE AGREEMENT

This FIRST AMENDMENT TO THE STOCK PURCHASE AGREEMENT, dated May 29, 2017 (this “Amendment”), is made by and between Ferrero International S.A., a Luxembourg corporation (“Buyer”), and 1-800-Flowers.com, Inc., a Delaware corporation (“Seller”). Capitalized terms not defined herein shall have the meanings set forth in the Stock Purchase Agreement, dated as of March 15, 2017 (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), by and between Buyer and Seller.

WHEREAS, the Buyer and Seller have entered into the Purchase Agreement, pursuant to which the Seller has agreed to sell, convey, assign, transfer and deliver to Buyer, and Buyer has agreed to purchase, acquire and accept from Seller, all of the outstanding Shares of Fannie May Confections Brands, Inc., a Delaware corporation;

WHEREAS, the parties have agreed, as a result of a planned decrease in production levels, that any working capital impact due to the inventory reduction will be shared evenly between the parties; and

WHEREAS, the parties desire to amend the Purchase Agreement in accordance with Section 13.02 thereof, as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Agreements and Amendments.

a.     Section 2.04(b) of the Purchase Agreement is hereby amended by adding the following to the end of the last sentence in such Section:

“; provided, however, that if as a result of reduced production beginning on or after May 1, 2017, the Company and its Subsidiaries produce less than 925,000 pounds (excluding pounds related to the Edward Marc brands contract manufacturing business) for the period May 1, 2017, through the Closing Date, the resulting decrease in inventory shall only reduce Closing Working Capital by 50% of the dollar value of such inventory reduction (for example, if the Company and its Subsidiaries produce 500,000 pounds less and the resulting value of such absorption is $0.70 per pound, then $175,000 of the $350,000 inventory reduction would continue to be counted as current assets for the purposes of the calculation of Closing Working Capital).”

b.     The Purchase Agreement is hereby amended by adding the following as a new Section 7.08:

“Section 7.08. Certain License Agreements. Within 60 days after the Closing Date, the parties agree to negotiate in good faith and use commercially reasonable efforts to: (a) amend the license agreements set forth as the eighth and ninth bullets, as amended, on Section 3.12(xii) of the Seller Disclosure Schedule (the “License Agreements”), such that in no event shall any such License Agreements purport to bind any of the Company and its Subsidiaries or otherwise apply to any of their brands, trademarks, logos, service marks, trade names, or any goodwill associated therewith (collectively, the “Applicable Company Brands”) (it being understood that the Company and its Subsidiaries shall have no rights or obligations thereunder), and (b) cause the counterparties to such License Agreements to enter into separate license agreements with the Company and its Subsidiaries whereby the Applicable Company Brands will be licensed to such counterparties as otherwise provided in the applicable License Agreements. Until the earlier of (x) expiration of the term of the License Agreements and (y) the separation of the License Agreements pursuant to the foregoing sentence, the Company and its Subsidiaries shall continue to abide by the terms of such Licenses Agreements to the extent such terms relate to the Applicable Company Brands and Seller shall, within ten (10) days of receipt of any royalties under the License Agreements with respect to any of the Applicable Company Brands (for the period beginning on the Closing Date), remit such royalty amounts to the Company and its Subsidiaries.”

2.     Miscellaneous. Any reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall hereafter be deemed to refer to the Purchase Agreement as hereby amended. Except as expressly amended herein, the parties hereby agree and acknowledge that all of the terms and provisions set forth in the Purchase Agreement remain in full force and effect in all respects. To the extent of any inconsistency between the provisions of this Amendment and the provisions of the Purchase Agreement, the terms of this Amendment shall govern. This Amendment shall be governed and construed in accordance with the Purchase Agreement.

3.     Dispute Resolution; Arbitration; Governing Law; Waiver of Jury Trial.

a.     This Amendment, and all claims and defenses arising out of or relating to this Amendment or the formation, breach, termination or validity of this Amendment, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any conflicts of Law principles of such state that would apply the Laws of another jurisdiction.

b.     The provisions of Section 13.07 of the Purchase Agreement shall apply to this Amendment mutatis mutandis.

4.     Entire Agreement. The Purchase Agreement (as amended by this Amendment) and the other Transaction Agreements constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

5.     Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties to such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

FERRERO INTERNATIONAL S.A.

By:     /s/ Fabrizio Minneci _____
     Name: Fabrizio Minneci
     Title: Director

By:     /s/ Jorge De Moragas________
     Name: Jorge De Moragas
     Title: Director

1-800-FLOWERS.COM, INC.

By:     /s/ William E. Shea_________
     Name: William E. Shea
     Title: Chief Financial Officer